The Ensign Group Reports First Quarter 2023 Results; Increases 2023 Annual Guidance

Conference Call and Webcast scheduled for tomorrow, April 27, 2023 at 10:00 am PT

SAN JUAN CAPISTRANO, California – April 26, 2023 – The Ensign Group, Inc. (Nasdaq: ENSG), the parent company of the Ensign(TM) group of companies, which provide post-acute healthcare services and invest in the long-term healthcare industry, primarily in skilled nursing and senior living facilities, announced operating results for the first quarter of 2023, reporting GAAP diluted earnings per share of $1.05 and adjusted earnings per share(1) of $1.13 for the quarter ended March 31, 2023.

Highlights Include:

▪GAAP diluted earnings per share for the quarter was $1.05, an increase of 18.0%, and adjusted diluted earnings per share(1) was $1.13, an increase of 14.1%, both over the prior year quarter.

▪Consolidated GAAP revenues and adjusted revenues(1) for the quarter were $886.8 million, an increase of 24.3% over the prior year quarter.

▪Total skilled services(2) revenue for the quarter was $850.9 million, an increase of 23.9% over the prior year quarter and total skilled services(2) segment income increased to $113.3 million, or 15.4% compared to the prior year quarter.

▪Same store and transitioning occupancy increased by 4.2% and 5.4%, respectively, over the prior year quarter and increased sequentially for the ninth consecutive quarter by 1.3% and 1.2%, respectively, over the fourth quarter.

▪Same store and transitioning managed care census improved by 9.0% and 11.6%, respectively, and same store and transitioning managed care revenue increased by 11.9% and 18.5%, respectively, over the prior year quarter.

▪Same store and transitioning skilled mix revenue increased by 5.4% and 3.5%, respectively, over the prior year quarter and increased by 3.3% and 6.1%, respectively, sequentially over the fourth quarter.

▪Standard Bearer(2) revenue was $19.7 million for the quarter, an increase of 14.7% from prior year quarter and FFO was $13.2 million for the quarter, an increase of 10.6% from prior year quarter.

▪GAAP net income was $59.9 million and adjusted net income(1) was $64.6 million for the quarter, an increase of 18.9% and 14.6%, respectively, over the prior year quarter.

(1) See "Reconciliation of GAAP to Non-GAAP Financial Information".
(2) Our Skilled Services and Standard Bearer Segments are defined and outlined in Note 7 on Form 10-Q.

Operating Results

“Our local leaders and their teams continue to be the examples of excellence in healthcare services as they navigate through the constant changes in each of their markets,” said Barry Port, Ensign’s Chief Executive Officer. “Yet again our locally-driven strategy led to improvement in occupancies, skilled revenue, skilled days and managed care revenues. The record results they achieved this quarter are particularly impressive given the continued disruption in the labor markets. We were particularly pleased that we achieved sequential growth in overall occupancy for the ninth consecutive quarter, with same store and transitioning operations increasing by 4.2% and 5.4%, respectively, over the prior year quarter. As of the end of the quarter, our same store occupancy reached 78.8% and we continue to get closer and closer to our pre-Covid occupancy levels, which was at 80.1% in March 2020. We are amazed by the commitment of our caregivers and their continued endurance and strength. As we relentlessly follow and protect the cultural fundamentals that got us here, we are confident that we will continue to consistently achieve outstanding clinical and financial performance,” Port added.

Port noted that the Company has also made progress in improving skilled mix, and added, “As we evaluate our expanding portfolio, we see more organic growth potential within our existing portfolio than ever before. During the quarter, our same store operations grew skilled mix revenue and skilled mix days by 5.4% and 3.5%, respectively, over the prior year quarter. We also continue to build stronger relationships with our managed care partners due to better coordination of care, increased capabilities and strong clinical outcomes. As a result, we saw increased volume in our same store managed care census and managed care revenue, which increased during the quarter by 9.0% and 11.9%, respectively. As we indicated last quarter, we are very pleased to see continued fundamental growth in skilled mix as it demonstrates the increasing and sustainable demand for skilled post-acute services, including within the context of our managed care patients.”

Chad Keetch, Ensign’s Chief Investment Officer and Executive Vice President pointed to the Company’s recent acquisitions, noting that the organization has increased its acquisition pace recently to take advantage of an attractive acquisition environment. “We continue to add to our growing portfolio and are very excited about the 19 new operations we added during the quarter. As we evaluate growth over the last 12 months we can see that our discipline is paying off as we have added 42 new operations, totaling 4,640 beds. We are very excited about all of our new acquisitions and are pleased to report that these operations are ahead of schedule and are already contributing to our results. While these operations might face some continued challenges during the year, including some pressures on occupancy that are typical during the summer months, we are really excited to have the opportunity to work together with our new partners to drive more efficiencies. We look forward to the contribution they will continue to make to this organization over the next 20 to 30 years,” Keetch said.

Mr. Port, added, “Due to our solid skilled mix and very strong sequential occupancy growth, as well as sooner-than-expected results from our recent acquisitions, we are increasing our annual 2023 earnings guidance to between $4.64 and $4.77 per diluted share, up from $4.60 to $4.74 per diluted share. This new midpoint of our 2023 earnings guidance represents an increase of 13.8% over our 2022 results and is 29.4% higher than our 2021 results. We are also raising our annual revenue guidance to between $3.68 billion and $3.73 billion, up from our previous guidance of $3.55 billion to $3.62 billion. We are excited about the upcoming year and are confident that our partners will continue to manage and innovate through all the lingering challenges on the labor front.”

Speaking to the Company’s financial health, Ms. Snapper, Ensign’s Executive Vice President and Chief Financial Officer reported that the Company’s liquidity remains strong with approximately $327.0 million of cash on hand and $593.3 million of available capacity under its line-of-credit. Ms. Snapper also indicated that, “Management’s guidance is based on diluted weighted average common shares outstanding of approximately 57.7 million and a 25% tax rate. In addition, the guidance assumes, among other things, normalized health insurance costs, management’s current expectations regarding reimbursement rates and recovery of the COVID-19 pandemic. It also excludes one-time charges, acquisition-related costs and amortization costs related to intangible assets acquired and share-based compensation.”

A discussion of the Company's use of non-GAAP financial measures is set forth below. A reconciliation of net income to adjusted EBT, EBITDA, adjusted EBITDAR, adjusted EBITDA and FFO for our real estate segment, as well as, a reconciliation of GAAP earnings per share, net income to adjusted net income and adjusted net earnings per share appear in the financial data portion of this release. More complete information is contained in the company’s Interim Report on Form 10-Q for the period ended March 31, 2023 which is expected to be filed with the SEC today and can be viewed on the Company’s website at http://www.ensigngroup.net.

Growth and Real Estate Highlights

Mr. Keetch added additional commentary on the Company’s continued acquisition activity. “We continue to see a wide range of large, medium-sized and small portfolios and have recently seen the pace of these new opportunities picking up over the last few months. Looking forward, we are preparing for even more growth in 2023. With a recent influx of new opportunities in some of our core states, we are seeing some compelling opportunities on both the operational and the real estate front in which we hope to participate if the pricing is right. With our locally-driven operating model, we have lots of operational bandwidth to grow across dozens of markets and with our updated credit agreement and a healthy amount of cash on hand, we have a lot of dry powder to grow and expect some of the industry-wide changes to lead to even more opportunities in the near- and long-term future,” he added.

The recent acquisitions include the following operations:

•Alamitos Belmont Health and Rehabilitation, a 94-bed skilled nursing facility located in Long Beach, California;

•Beachside Nursing Center, a 59-bed skilled nursing facility located in Huntington Beach, California;

•Broadway by the Sea, a 95-bed skilled nursing facility located in Long Beach, California;

•Chatsworth Park Health Care Center, a 128-bed skilled nursing facility located in Chatsworth, California;

•Coventry Court Health Center, a 95-bed skilled nursing facility located in Anaheim, California;

•Danville Post Acute Rehabilitation, a 49-bed skilled nursing facility located in Danville, California;

•Edgewater Skilled Nursing Center, an 81-bed skilled nursing facility located in Long Beach, California;

•Fairfield Post Acute Rehabilitation, a 99-bed skilled nursing facility located in Fairfield, California;

•Fairmont Rehabilitation Hospital, a 59-bed skilled nursing facility located in Lodi, California;

•Garden View Post Acute Rehabilitation, a 97-bed skilled nursing facility located in Baldwin Park, California;

•Grand Terrace Health Care Center, a 59-bed skilled nursing facility located in Grand Terrace, California;

•Lake Balboa Care Center, a 50-bed skilled nursing facility located in Van Nuys, California;

•Lomita Post Acute Care Center, a 68-bed skilled nursing facility located in Lomita, California;

•New Orange Hills, a 143-bed skilled nursing facility located in Orange, California;

•Pacifica Nursing and Rehabilitation Center, a 68-bed skilled nursing facility located in Pacifica, California;

•Palm Terrace Care Center, a 70-bed skilled nursing facility located in Riverside, California;

•Ramona Nursing and Rehabilitation Center, a 148-bed skilled nursing facility located in Danville, California;

•Hampden Hills Post Acute, a 218-bed skilled nursing facility located in Aurora, Colorado; and

•Mapleton Post Acute, an 84-bed skilled nursing facility located in Lakewood, Colorado.

In total, these additions bring Ensign's growing portfolio to 290 healthcare operations, 26 of which also include senior living operations, across thirteen states. Ensign now owns 108 real estate assets, 79 of which it operates. Keetch noted that Ensign’s overall strategy will continue to include both leasing and acquiring the real estate and that the Company is actively looking for performing and underperforming operations in several states.

The Company continues to provide additional disclosure on Standard Bearer, which is comprised of 103 properties owned by the Company and leased to 75 affiliated skilled nursing and senior living operations and 29 senior living operations that are leased to The Pennant Group, Inc. Keetch noted that each of these properties are subject to triple-net, long-term leases and generated rental revenue of $19.7 million for the quarter, of which $15.9 million was derived from Ensign affiliated operations. Also, for the quarter, Standard Bearer reported $13.2 million in FFO.

The Company paid a quarterly cash dividend of $0.0575 per share of Ensign common stock. Keetch noted that the Company’s liquidity remains strong and that the Company plans to continue its long history of paying dividends into the future, noting that in December of 2022 that the Company increased the annual dividend for the 20th consecutive year.

Conference Call

A live webcast will be held Thursday, April 27, 2023 at 10:00 a.m. Pacific time (1:00 p.m. Eastern time) to discuss Ensign’s first quarter of 2023 financial results. To listen to the webcast, or to view any financial or statistical information required by SEC Regulation G, please visit the Investors Relations section of Ensign’s website at http://investor.ensigngroup.net. The webcast will be recorded, and will be available for replay via the website until 5:00 p.m. Pacific time on Friday, May 26, 2023.

About Ensign™

The Ensign Group, Inc.'s independent operating subsidiaries provide a broad spectrum of skilled nursing and senior living services, physical, occupational and speech therapies and other rehabilitative and healthcare services at 290 healthcare facilities in Arizona, California, Colorado, Idaho, Iowa, Kansas, Nebraska, Nevada, South Carolina, Texas, Utah, Washington and Wisconsin. As part of its investment strategy, the Company will also acquire, lease and own healthcare real estate to service the post-acute care continuum through acquisition and investment opportunities in healthcare properties. Ensign’s new business venture operating subsidiaries also offer several other post-acute-related services, including mobile x-ray, non-emergency transportation services and other consulting services also across several states. Each of these operations is operated by a separate, independent operating subsidiary that has its own management, employees and assets. References herein to the consolidated "Company" and "its" assets and activities, as well as the use of the terms "we," "us," "its" and similar verbiage, are not meant to imply that The Ensign Group, Inc. has direct operating assets, employees or revenue, or that any of the facilities, the Service Center, Standard Bearer or the captive insurance subsidiary are operated by the same entity. More information about Ensign is available at http://www.ensigngroup.net.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release contains, and the related conference call and webcast will include, forward-looking statements that are based on management’s current expectations, assumptions and beliefs about its business, financial performance, operating results, the industry in which it operates and other future events. Forward-looking statements can often be identified by words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "could," "potential," "continue," "ongoing," similar expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding growth prospects, future operating and financial performance, and acquisition activities. They are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to materially and adversely differ from those expressed in any forward-looking statement.

These risks and uncertainties relate to the Company’s business, its industry and its common stock and include: reduced prices and reimbursement rates for its services; its ability to acquire, develop, manage or improve operations, its ability to manage its increasing borrowing costs as it incurs additional indebtedness to fund the acquisition and development of operations; its ability to access capital on a cost-effective basis to continue to successfully implement its growth strategy; its operating margins and profitability could suffer if it is unable to grow and manage effectively its increasing number of operations; competition from other companies in the acquisition, development and operation of facilities; its ability to defend claims and lawsuits, including professional liability claims alleging that our services resulted in personal injury, and other regulatory-related claims; and the application of existing or proposed government regulations, or the adoption of new laws and regulations, that could limit its business operations, require it to incur significant expenditures or limit its ability to relocate its operations if necessary. Additionally, our business and operations in 2023 continue to be impacted by the COVID-19 environment. Because of the unprecedented nature of the changes in the regulations and environment, we are unable to predict the full extent and duration of the financial impact of COVID-19 on our business, financial condition and results of operations. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors. Readers should not place undue reliance on any forward-looking statements and are encouraged to review the Company’s periodic filings with the Securities and Exchange Commission, including its Form 10-Q and 10-K, for a more complete discussion of the risks and other factors that could affect Ensign’s business, prospects and any forward-looking statements. Except as required by the federal securities laws, Ensign does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Contact Information
Investor/Media Relations, The Ensign Group, Inc., (949) 487-9500, ir@ensigngroup.net.

SOURCE: The Ensign Group, Inc.

THE ENSIGN GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,
	2023	2022

	(In thousands, except per share data)
REVENUE
Service revenue	$881,918	$709,156
Rental revenue	4,923	4,289
TOTAL REVENUE	$886,841	$713,445
Expense:
Cost of services	696,326	555,641
Rent—cost of services	46,637	35,762
General and administrative expense	51,891	38,256
Depreciation and amortization	17,112	14,676
TOTAL EXPENSES	$811,966	$644,335
Income from operations	74,875	69,110
Other income (expense):
Interest expense	(2,036)	(2,068)
Other income (expense)	5,543	(816)
Other income (expense), net	$3,507	$(2,884)
Income before provision for income taxes	78,382	66,226
Provision for income taxes	18,413	16,138
NET INCOME	$59,969	$50,088
Less: net income (loss) attributable to noncontrolling interests	117	(252)
Net income attributable to The Ensign Group, Inc.	$59,852	$50,340

NET INCOME PER SHARE ATTRIBUTABLE TO THE ENSIGN GROUP INC.
Basic	$1.08	$0.92
Diluted	$1.05	$0.89
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	55,300	54,667
Diluted	57,098	56,871

THE ENSIGN GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2023	December 31, 2022

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$326,969	$316,270
Accounts receivable—less allowance for doubtful accounts of $9,580 and $7,802 at March 31, 2023 and December 31, 2022, respectively	444,181	408,432
Investments—current	20,101	15,441
Prepaid income taxes	—	4,643
Prepaid expenses and other current assets	39,246	36,339
Total current assets	830,497	781,125
Property and equipment, net	1,002,052	992,010
Right-of-use assets	1,790,498	1,450,995
Insurance subsidiary deposits and investments	82,052	67,652
Deferred tax assets	39,596	39,643
Restricted and other assets	34,343	37,291
Intangible assets, net	2,359	2,465
Goodwill	76,869	76,869
Other indefinite-lived intangibles	3,972	3,972
TOTAL ASSETS	$3,862,238	$3,452,022
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$81,466	$77,087
Accrued wages and related liabilities	261,323	289,810
Lease liabilities—current	77,419	65,796
Accrued self-insurance liabilities—current	50,280	48,187
Other accrued liabilities	110,938	97,309
Current maturities of long-term debt	3,851	3,883
Total current liabilities	585,277	582,072
Long-term debt—less current maturities	148,339	149,269
Long-term lease liabilities—less current portion	1,676,987	1,355,113
Accrued self-insurance liabilities—less current portion	94,023	83,495
Other long-term liabilities	37,858	33,273
Total equity	1,319,754	1,248,800
TOTAL LIABILITIES AND EQUITY	$3,862,238	$3,452,022

THE ENSIGN GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

The following table presents selected data from our condensed consolidated statements of cash flows for the periods presented:

	Three Months Ended March 31,
	2023	2022

NET CASH PROVIDED BY/(USED IN):	(In thousands)
Operating activities	$48,344	$45,874
Investing activities	(35,971)	(48,240)
Financing activities	(1,674)	(11,289)
Net increase (decrease) in cash and cash equivalents	10,699	(13,655)
Cash and cash equivalents beginning of period	316,270	262,201
Cash and cash equivalents at end of period	$326,969	$248,546

THE ENSIGN GROUP, INC.
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(In thousands, except per share data)

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

The following table reconciles net income to Non-GAAP net income for the periods presented:

	Three Months Ended March 31,
	2023	2022
Net income attributable to The Ensign Group, Inc.	$59,852	$50,340
Non-GAAP adjustments
Stock-based compensation expense(a)	6,573	5,167
Cost of services - legal finding(b)	67	3,353
Cost of services - acquisition related costs(c)	460	106
Depreciation and amortization - patient base(d)	47	56
General and administrative - costs incurred related to new systems implementation(e)	815	65
Provision for income taxes on Non-GAAP adjustments(f)	(3,173)	(2,673)
Non-GAAP income	$64,641	$56,414

Average number of diluted shares outstanding	57,098	56,871

Diluted Earnings Per Share
Net income	$1.05	$0.89

Adjusted Diluted Earnings Per Share
Net Income	$1.13	$0.99

Footnotes:
(a) Represents stock-based compensation expense incurred.
	Three Months Ended March 31,
	2023	2022
Cost of services	$4,307	$3,375
General and administrative	2,266	1,792
Total Non-GAAP adjustment	$6,573	$5,167

(b) Legal finding against our ancillary services subsidiary, which excludes the portion attributable to non-controlling interest.
(c) Represents costs incurred to acquire operations that are not capitalizable.
(d) Included in depreciation and amortization are amortization expenses related to patient base intangible assets at newly acquired skilled nursing and senior living facilities.
(e) Represents system implementation costs that are not capitalizable.
(f) Represents an adjustment to the provision for income tax to our historical year to date effective tax rate of 25.0%.

THE ENSIGN GROUP, INC.
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(In thousands)

The table below reconciles net income to EBITDA, Adjusted EBITDA and Adjusted EBITDAR for the periods presented:

	Three Months Ended March 31,
	2023	2022
Consolidated Statements of Income Data:
Net income	$59,969	$50,088
Less: net income (loss) attributable to noncontrolling interests	117	(252)
Add: Other (income) expense, net	(3,507)	2,884
Provision for income taxes	18,413	16,138
Depreciation and amortization	17,112	14,676
EBITDA	$91,870	$84,038
Adjustments to EBITDA:
Stock-based compensation expense	6,573	5,167
Legal finding(a)	67	3,353
Acquisition related costs(b)	460	106
Costs incurred related to new systems implementation	815	65
ADJUSTED EBITDA	$99,785	$92,729
Rent—cost of services	46,637	35,762
ADJUSTED EBITDAR	$146,422

(a) Legal finding against our ancillary services subsidiary, which excludes the portion attributable to non-controlling interests.
(b) Costs incurred to acquire operations that are not capitalizable.

THE ENSIGN GROUP, INC.
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(In thousands, except per share data)

The table below reconciles income before provision for income taxes to Adjusted EBT for the periods presented:

	Three Months Ended March 31,
	2023	2022

Consolidated Statements of Income Data:	(In thousands)
Income before provision for income taxes	$78,382	$66,226
Stock-based compensation	6,573	5,167
Legal finding(a)	67	3,626
Acquisition related costs(b)	460	106
Costs incurred related to new systems implementation	815	65
Depreciation and amortization - patient base(c)	47	56
ADJUSTED EBT	$86,344	$75,246
(a) Legal finding against our ancillary services subsidiary, which includes the portion attributable to non-controlling interests.
(b) Costs incurred to acquire operations that are not capitalizable.
(c) Included in depreciation and amortization are amortization expenses related to patient base intangible assets at newly acquired skilled nursing and senior living facilities.

THE ENSIGN GROUP, INC.
UNAUDITED SELECT PERFORMANCE INDICATORS

The following tables summarize our selected performance indicators for our skilled services segment along with other statistics, for each of the dates or periods presented:

	Three Months Ended March 31,
	2023	2022	Change	% Change

TOTAL FACILITY RESULTS:	(Dollars in thousands)
Skilled services revenue	$850,923	$686,771	$164,152	23.9%
Number of facilities at period end	253	215	38	17.7%
Number of campuses at period end*	26	25	1	4.0%
Actual patient days	2,047,705	1,695,964	351,741	20.7%
Occupancy percentage — Operational beds	77.9%	74.2%		3.7%
Skilled mix by nursing days	32.3%	33.7%		(1.4)%
Skilled mix by nursing revenue	52.7%	54.3%		(1.6)%

	Three Months Ended March 31,
	2023	2022	Change	% Change

SAME FACILITY RESULTS:(1)	(Dollars in thousands)
Skilled services revenue	$682,023	$625,315	$56,708	9.1%
Number of facilities at period end	189	189	—	—%
Number of campuses at period end*	24	24	—	—%
Actual patient days	1,610,815	1,524,145	86,670	5.7%
Occupancy percentage — Operational beds	78.8%	74.6%		4.2%
Skilled mix by nursing days	33.8%	34.5%		(0.7)%
Skilled mix by nursing revenue	53.8%	55.1%		(1.3)%

	Three Months Ended March 31,
	2023	2022	Change	% Change

TRANSITIONING FACILITY RESULTS:(2)	(Dollars in thousands)
Skilled services revenue	$61,767	$54,798	$6,969	12.7%
Number of facilities at period end	22	22	—	—%
Number of campuses at period end*	1	1	—	—%
Actual patient days	161,420	149,689	11,731	7.8%
Occupancy percentage — Operational beds	76.2%	70.8%		5.4%
Skilled mix by nursing days	23.9%	25.4%		(1.5)%
Skilled mix by nursing revenue	41.9%	45.3%		(3.4)%

	Three Months Ended March 31,
	2023	2022	Change	% Change

RECENTLY ACQUIRED FACILITY RESULTS:(3)	(Dollars in thousands)
Skilled services revenue	$107,133	$6,658	$100,475	NM
Number of facilities at period end	42	4	38	NM
Number of campuses at period end*	1	—	1	NM
Actual patient days	275,470	22,130	253,340	NM
Occupancy percentage — Operational beds	74.3%	74.6%		NM
Skilled mix by nursing days	28.8%	36.4%		NM
Skilled mix by nursing revenue	52.0%	52.9%		NM

* Campus represents a facility that offers both skilled nursing and senior living services. Revenue and expenses related to skilled nursing and senior living services have been allocated and recorded in the respective operating segment. Since the second quarter of 2022, we converted two skilled nursing facilities into campuses.
(1)Same Facility results represent all facilities purchased prior to January 1, 2020.
(2)Transitioning Facility results represent all facilities purchased from January 1, 2020 to December 31, 2021.
(3)Recently Acquired Facility (Acquisitions) results represent all facilities purchased on or subsequent to January 1, 2022.

THE ENSIGN GROUP, INC.
SKILLED NURSING AVERAGE DAILY REVENUE RATES AND
PERCENT OF SKILLED NURSING REVENUE AND DAYS BY PAYOR
(Unaudited)

The following table reflects the change in skilled nursing average daily revenue rates by payor source, excluding services that are not covered by the daily rate(1):

	Three Months Ended March 31,
	Same Facility		Transitioning		Acquisitions		Total
	2023	2022	2023	2022	2023	2022	2023	2022
Skilled Nursing Average Daily Revenue Rates:
Medicare	$713.34	$696.47	$679.63	$660.41	$744.78	$654.84	$715.64	$693.28
Managed care	518.22	505.14	528.34	497.72	526.01	449.63	519.43	504.23
Other skilled	602.42	573.13	490.47	542.21	485.83	416.91	585.02	562.51
Total skilled revenue	610.08	598.96	605.05	593.98	638.23	452.56	613.16	596.57
Medicaid	267.48	258.00	264.27	241.77	236.54	231.89	262.78	255.97
Private and other payors	264.33	251.03	259.14	256.43	246.19	185.27	261.40	251.36
Total skilled nursing revenue	$382.89	$374.97	$345.19	$332.53	$353.22	$311.54	$375.92	$370.39
(1) These rates exclude state relief funding and include sequestration reversal of 2% in the three months ended March 31, 2022.

The following tables set forth our percentage of skilled nursing patient revenue and days by payor source for the periods presented:

	Three Months Ended March 31,
	Same Facility		Transitioning		Acquisitions		Total
	2023	2022	2023	2022	2023	2022	2023	2022
Percentage of Skilled Nursing Revenue:
Medicare	25.3%	28.1%	25.1%	28.3%	32.7%	8.6%	26.2%	27.9%
Managed care	20.1	19.4	13.3	12.5	13.7	14.3	18.8	18.8
Other skilled	8.4	7.6	3.5	4.5	5.6	30.0	7.7	7.6
Skilled mix	53.8	55.1	41.9	45.3	52.0	52.9	52.7	54.3
Private and other payors	7.1	6.7	8.6	7.5	7.4	1.0	7.3	6.7
Medicaid	39.1	38.2	49.5	47.2	40.6	46.1	40.0	39.0
Total skilled nursing	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

	Three Months Ended March 31,
	Same Facility		Transitioning		Acquisitions		Total
	2023	2022	2023	2022	2023	2022	2023	2022
Percentage of Skilled Nursing Days:
Medicare	13.6%	15.2%	12.8%	14.3%	15.5%	4.1%	13.8%	14.9%
Managed care	14.8	14.4	8.7	8.4	9.2	9.9	13.6	13.8
Other skilled	5.4	4.9	2.4	2.7	4.1	22.4	4.9	5.0
Skilled mix	33.8	34.5	23.9	25.4	28.8	36.4	32.3	33.7
Private and other payors	10.2	10.0	11.4	9.7	10.6	1.7	10.4	9.9
Medicaid	56.0	55.5	64.7	64.9	60.6	61.9	57.3	56.4
Total skilled nursing	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
THE ENSIGN GROUP, INC.
UNAUDITED REVENUE BY PAYOR SOURCE

The following table sets forth our service revenue by payor source and as a percentage of total service revenue for the periods presented:

	Three Months Ended March 31,
	2023		2022
	Revenue	% of Revenue	Revenue	% of Revenue
Medicaid(1)	$340,264	38.6%	$266,348	37.6%
Medicare	247,723	28.1	208,411	29.4
Medicaid — skilled	57,927	6.6	45,949	6.4
Total Medicaid and Medicare	645,914	73.3	520,708	73.4
Managed care	156,663	17.8	127,786	18.0
Private and other(2)	79,341	8.9	60,662	8.6
SERVICE REVENUE	$881,918	100.0%	$709,156	100.0%
(1) Medicaid payor includes revenue for senior living operations and revenue related to state relief funding.
(2) Private and other payors also includes revenue from senior living operations and all payors generated in other ancillary services.

THE ENSIGN GROUP, INC.
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION BY SEGMENT
(In thousands)

Skilled Services

The table below reconciles net income to EBITDA and Adjusted EBITDA for the skilled services reportable segment for the periods presented:

	Three Months Ended March 31,
	2023	2022
Statements of Income Data:
Segment income(a)	$113,345	$98,256
Depreciation and amortization	9,064	7,901
EBITDA	$122,409	$106,157
Adjustments to EBITDA:
Stock-based compensation expense	4,156	3,274
ADJUSTED EBITDA	$126,565	$109,431

(a)    Segment income reflects profit or loss from operations before provision for income taxes and impairment charges from operations. General and administrative expenses are not allocated to the skilled services segment for purposes of determining segment profit or loss.

Standard Bearer
The following table sets forth details of operating results for our revenue and earnings, and their respective components, by Standard Bearer for the periods presented:

	Three Months Ended March 31,
	2023	2022

Rental revenue generated from third-party tenants	$3,786	$3,768
Rental revenue generated from Ensign affiliated operations	15,931	13,425
TOTAL RENTAL REVENUE	$19,717	$17,193
Segment income(a)	7,219	6,900
Depreciation and amortization	5,966	5,021
FFO(b)	$13,185	$11,921

(a) Segment income reflects profit or loss from operations before provision for income taxes, excluding gain or loss from sale of real estate and insurance recoveries and charges from real estate. Included in Standard Bearer expenses for the three months ended March 31, 2023 and 2022 is the management fee of $1.2 million and $1.0 million, respectively, and interest of $2.8 million and $1.9 million, respectively, from intercompany agreements between Standard Bearer and The Ensign Group, Inc. and other affiliated entities, including the Service Center.
(b) FFO, in accordance with the definition used by the National Association of Real Estate Investment Trusts, means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and impairment of depreciable real estate assets, while including depreciation and amortization related to real estate to earnings.

Discussion of Non-GAAP Financial Measures

EBITDA consists of net income before (a) other expense, net, (b) provisions for income taxes and (c) depreciation and amortization. Adjusted EBITDA consists of net income before (a) other expense, net, (b) provisions for income taxes, (c) depreciation and amortization, (d) stock-based compensation expense, (e) acquisition related costs, (f) legal finding and (g) costs incurred related to new systems implementation. Adjusted EBITDAR consists of net income before (a) other expense, net, (b) provisions for income taxes, (c) depreciation and amortization, (d) rent-cost of services, (e) stock-based compensation expense, (f) acquisition related costs, (g) legal finding and (h) costs incurred related to new systems implementation. Adjusted EBT consists of income before provision for income taxes before (a) stock-based compensation expense, (b) acquisition related costs, (c) legal finding, (d) costs incurred related to new systems implementation and (e) depreciation and amortization of patient base intangible assets. Funds from Operations (FFO) for our real estate segment consists of segment income, excluding depreciation and amortization related to real estate, gains or losses from sales of real estate, insurance recoveries related to real estate and impairment of depreciable real estate assets. The Company believes that the presentation of adjusted net income, adjusted earnings per share, EBITDA, adjusted EBITDA, adjusted EBT and FFO provides important supplemental information to management and investors to evaluate the Company’s operating performance. Adjusted EBITDAR is a financial valuation measure that is not specified in GAAP. This measure is not displayed as a performance measure as it excludes rent expense, which is a normal and recurring operating expense. The Company believes disclosure of adjusted net income, adjusted net income per share, EBITDA, adjusted EBITDA, adjusted EBITDAR, adjusted EBT and FFO has substance because the excluded revenues and expenses are infrequent in nature and are variable in nature, or do not represent current revenues or cash expenditures. A material limitation associated with the use of these measures as compared to the GAAP measures of net income and diluted earnings per share is that they may not be comparable with the calculation of net income and diluted earnings per share for other companies in the Company's industry. These non-GAAP financial measures should not be relied upon to the exclusion of GAAP financial measures. For further information regarding why the Company believes that this non-GAAP measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the Company's periodic filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Report on Form 10-Q. The Company’s periodic filings are available on the SEC's website at www.sec.gov or under the "Financial Information" link of the Investor Relations section on Ensign’s website at http://www.ensigngroup.net.